Exhibit 10.5

MIDASPLAYER INTERNATIONAL HOLDING COMPANY P.L.C.

AND

RICCARDO ZACCONI

INDIVIDUAL OPTION AND

SUBSCRIPTION AGREEMENT

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

When considering what action you should take, you are recommended to seek your own independent financial advice from your own stockbroker, bank manager, solicitor, accountant or other independent financial adviser.

This Agreement and all other documentation received from the Company are not, and should not be taken as, a recommendation to purchase shares.

This Agreement and the accompanying documents from the Company are submitted on a confidential basis and the offer contained in them is personal to the recipient and may not be transferred or assigned by the recipient.

CONTENTS

1	DEFINITIONS	2

2	GRANT OF OPTION	9

3	MANNER OF EXERCISE OF OPTIONS	11

4	TAXATION MATTERS	13

5	TAKEOVERS, LISTINGS, ASSET SALES AND LIQUIDATIONS	15

6	VARIATION OF SHARE CAPITAL	17

7	EXCHANGE OF OPTION FOR NEW OPTION	17

8	ADDITIONAL PROVISIONS	19

9	POWER OF ATTORNEY	19

10	VARIATION AND RELATED MATTERS	22

11	MISCELLANEOUS	23

AGREEMENT DATED                                                   31 January                              2014

BETWEEN:

(1)          MIDASPLAYER INTERNATIONAL HOLDING COMPANY P.L.C., company number C40465, a public limited company whose registered office is at Aragon House Business Centre, Dragonara Road, St Julian’s, STJ 3140, Malta (the “Company”) and;

(2)          RICCARDO ZACCONI of XX (the “Subscriber”).

RECITALS

(A)         The Subscriber is a key employee and/or director within the Group at the date of this Agreement.

(B)         The Company wishes to grant to the Subscriber an option to acquire up to 1,200,000 D1 ordinary shares of €0.000149 each in the capital of the Company upon and subject to the terms of this Agreement.

(C)         The Subscriber may also acquire Linked Shares.

(D)      The Subscriber agrees to hold any Linked Shares subject to the terms of the Articles and this Agreement.  Pursuant to the provisions of this Agreement and the Articles, the Linked Shares, or any shares for which they are exchanged or into which they are converted in connection with a listing of the Company’s shares on a securities exchange or otherwise, (or a proportion thereof) may, in certain circumstances and at certain times, become subject to compulsory transfer under this Agreement and/or the Articles or be converted into Deferred Shares.

1             DEFINITIONS

1.1         In this Agreement the following words and expressions shall have the following meanings and, unless the context requires otherwise (or the term is otherwise defined herein), the terms defined in the Articles shall have the same meanings in this Agreement:-

“Acquiring Company”

means a company which acquires shares in the capital of the Company pursuant to a Sale;

“Articles”

means the articles of association of the Company in effect from time to time;

“Asset Sale”

means the disposal by any one or more members of the Group of assets (whether together with associated liabilities or otherwise and as part of an undertaking or otherwise) which represent 50% or more (by book value) of the consolidated gross assets of the Group at that time but excluding any such disposal to another member of the Group;

“Auditors”

means the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”

means the board of directors of the Company or a duly constituted committee thereof;

“Change of Control Period”

means a period that commences on the date that falls three months prior to the date of exchange of contracts in relation to an applicable Sale and terminates on the date that falls 18 months immediately after the completion of an applicable Sale;

“Change of Control Termination”

means the termination of the employment of the Subscriber during a Change of Control Period where:

(a)         the Company or other relevant member of the Group serves notice to terminate the employment of the Subscriber, save where it summarily terminates the Subscriber’s employment without notice or payment in lieu of notice under the Service Agreement; or

(b)       the Subscriber terminates his employment with the Company or any relevant member of the Group with or without notice for Good Reason (other than in circumstances where the Company or other relevant member of the Group has reasonable grounds for summary dismissal without notice or payment in lieu of notice under the Service Agreement) provided that the Subscriber must, before he terminates his employment for Good Reason, and if (on a reasonable view) the circumstances that constitutes Good Reason are remediable, have first given the Company or relevant member of the Group a written notice stating clearly the event or circumstance that constitutes Good Reason in his belief, acting in good faith, and given the Company or relevant member of the Group a period of not less than 15 working days to cure the event or circumstance allegedly constituting Good Reason and no Good Reason shall exist if on a reasonable view the event or circumstance is cured by the Company or relevant member of the Group;

“Code”

means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder;

“Company Conversion Information Notice”

the meaning given in paragraph 2.4 of schedule 2;

“Company Transfer Date”

the meaning given in paragraph 2.2 of schedule 2;

“Company Transfer Notice”

the meaning given in paragraph 2.2 of schedule 2;

“Conversion Date”

the date to be specified by the Subscriber in the relevant Conversion Notice for the Linked Shares (or a proportion thereof) to convert into Deferred Shares, being the date determined in accordance with paragraph 2.4.2 of schedule 2;

“Conversion Number”

means the number of Linked Shares which are to be the subject of the relevant Conversion Notice, as calculated in accordance with paragraph 2.4.1 of schedule 2;

“Date of Exercise”

means the date on which the Company receives both the written notice and any payment (if required) referred to in clause 3.1;

“Dealing Code”

means any code or regulations adopted by any relevant listing authority or stock exchange which restrict dealings in securities issued by the Company and/or such other rules and regulations adopted by the Company, which govern dealing in Shares, interests in Shares, options or rights over Shares or interests in Shares;

“Drag Along Notice”

means a Drag Along Notice as defined in the Articles;

“EBT Transfer Date”

the meaning given in paragraph 2.3 of schedule 2;

“EBT Transfer Notice”

the meaning given in paragraph 2.3 of schedule 2;

“Effective Date”

1 October 2015;

“Eligible Person”

means an individual who is an employee or director of a member of the Group;

“Employee Benefit Trust”

means an employee benefit trust established by the Company in connection with its employee share incentive arrangements;

“Encumbrance”

means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Exercise Price”

means the sum of USD $18.66 per Option Share, adjusted if appropriate pursuant to clause 6;

“Fair Price”

the meaning assigned in the Articles;

“Good Leaver”

means the Subscriber ceasing to be an employee and/or director of any member of the Group:

(a)        as a result of his death, permanent incapacity due to ill health or retirement in accordance with his contract of employment; or

(b)       due to dismissal of the Subscriber by the Company or any member of the Group without notice or payment in lieu in circumstances where the Company or other member of the Group is not entitled to summarily dismiss; or

(c)        in circumstances where the Board determines (subject to the Investor Director voting in favour of such determination) in its absolute discretion the Subscriber to be a Good Leaver; or

(d)       in circumstances where either (i) the Company or other relevant member of the Group serves notice to terminate the employment of the Subscriber; or (ii) the Subscriber serves notice to terminate his employment with the Company or relevant member of the Group for a Good Reason; in each case in circumstances other than where the Company or relevant member of the

Group summarily terminates the Subscriber’s employment without notice or payment in lieu of notice under the Service Agreement; or

(e)        in circumstances where the termination of the Subscriber’s employment by the Company or any member of the Group constitutes a Change of Control Termination;

“Good Reason”

means grounds that entitle the Subscriber to treat himself as being constructively dismissed (within the meaning of section 95(1)(c) of the Employment Rights Act 1996) as may be determined by a court of competent jurisdiction.  Examples of such grounds may include, but are not limited to, circumstances where the Subscriber is required to permanently relocate outside of Greater London, where the Subscriber’s pay is unilaterally reduced, where the member of the Group that is the Subscriber’s employer is in material breach of the Service Agreement, where the scope of the Subscriber’s role is materially reduced, where the level or status attached to the Subscriber’s role is reduced or where on a Sale the acquiring entity did not give the Subscriber options, compensation or equity of at least the same value as the value of any shares under option (net of exercise price) held by the Subscriber which are no longer capable of vesting or being exercised after such Sale;

“Grant Date”

12 November 2013;

“Group”

has the meaning given in the Articles and “member of the Group” shall be construed accordingly;

“HMRC”

means HM Revenue & Customs (or any other taxation or other authority in any other jurisdiction, as applicable);

“Investor Director”

has the meaning given in the Articles;

“ITEPA”

means the Income Tax (Earnings and Pensions) Act 2003;

“Linked Shares”

means shares acquired by the Subscriber which, in the relevant Letter of Allotment, are expressed as being “Linked Shares” for the purposes of this Agreement (or any other shares into which the same are converted);

“Liquidation”

whether voluntary or compulsory, means the passing of a resolution for the winding-up of the Company;

“Listing”

means :

(a)        the admission of all or any of the shares in the capital of the Company to trading on a market for listed securities designated by the Financial Markets Act (Cap. 345 of the laws of Malta) as a Recognized Investment Exchange (as defined in the Articles), together with the admission of such shares to the relevant Official List (as defined in the Articles); or

(b)        if the Investors (as defined in the Articles) in their absolute discretion so determine, the admission of such shares to, or to trading on, any other market wherever situated together, if necessary, with the admission of such shares to listing on any official or otherwise prescribed list maintained by a competent or otherwise prescribed listing authority;

“Market Value”

means on any day the market value of a share of the relevant class determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 or, if shares of the relevant class are quoted on the official list of a Recognized Investment Exchange, the average of the middle market quotations of such a share as derived from the relevant Official List for the three immediately preceding dealing days or, if the Option is being exercised in the context of a Sale, the market value shall be determined by reference to the price to be paid for a share of the relevant class by the Acquiring Company;

“Option”

means the right to acquire Option Shares granted under this Agreement;

“Option Shares”

means the 1,200,000 Shares which are the subject of the Option;

“Released”

means “Released” pursuant to paragraph 1.1 of schedule 4 (the effect of which being, amongst other things, that certain restrictions on transfer referred to in paragraph 3 of schedule 2 may cease to apply to the Linked Shares that are Released);

“Relevant Transferred Shares”

the meaning given in paragraph 2.6 of schedule 2;

“Sale”

has the meaning given to it in the Articles save that unless the Board (and the Investor Director) determine otherwise, it shall not constitute a Sale where the person (or Connected Persons or group of persons Acting in Concert (as defined in the Articles)) acquiring or obtaining shares in the circumstances giving rise to the “Sale” are (in the reasonable opinion of the Board) Apax entities;

“Service Agreement”

the Subscriber’s service agreement with Midasplayer.com Ltd, dated 14th June 2004, as amended or replaced from time to time;

“Share”

means a D1 ordinary share of €0.000149 in the capital of the Company (or such other nominal value as may be determined by the Company in general meeting from time to time);

“Tax Liability”

means any income tax, withholding tax and employee national insurance contributions (or their equivalent outside of the United Kingdom) in respect of which any Group Member has to make a payment to HMRC and which arise by reference to:

(a)        the issue of any Linked Shares;

(b)        the transfer of any Linked Shares or any of the Linked Shares being treated as Released;

(c)        the redemption or conversion of any Linked Shares;

(d)       any other event giving rise to a charge under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (or any similar provision of law applicable in a jurisdiction other than the United Kingdom) occurring in connection with the acquisition, holding or disposal of the Linked Shares by the Subscriber during the ownership of any Linked Shares by the Subscriber;

(e)        the Subscriber exercising the Option or acquiring Option Shares pursuant to such exercise; and/or

(f)        any gain realised or deemed to have been realised by the Subscriber in respect of the Option or the Option Shares;

provided that employer’s national insurance contributions (or foreign equivalents) shall not constitute Tax Liabilities and such amounts shall be payable by the Company or other member of the Group;

“Transferred Shares”

the meaning given in paragraph 2.6 of schedule 2;

“Unreleased Shares”

means Linked Shares that have not been and are no longer capable of being Released.

1.2         So far as not inconsistent with the context:-

1.2.1      Any reference herein to any enactment shall be construed as a reference to that enactment as for the time being amended or re-enacted.

1.2.2      All references to the masculine gender shall be deemed also to be references to the feminine gender and all references to the singular include the plural and vice versa.

1.2.3      All references to clauses or sub-clauses are unless the context otherwise requires to clauses or sub-clauses of this Agreement.

1.2.4      The headings to clauses of this Agreement are for convenience only and have no legal effect.

1.3         In this Agreement, the Subscriber shall be deemed to cease to be an employee and/or director of a member of the Group on the Relevant Cessation Date.  For these purposes, the “Relevant Cessation Date” shall be the date on which the Subscriber ceases to be an employee, consultant or director of or to any member of the Group for any reason (including death or bankruptcy) without remaining or immediately becoming an employee, consultant or director of or to any other member of the Group or the date of occurrence of a repudiatory breach by the Subscriber of the Service Agreement (or his contract of engagement) that is accepted by his employer (or the company of which he is a director or to which he is a consultant), resulting in the termination of the Subscriber’s employment, directorship or consultancy (whichever is the earlier).

1.4         The recitals to this Agreement have no legal effect and shall not affect the construction or interpretation of this Agreement (save that terms defined therein shall have the same meanings for the purpose of this Agreement).

2             GRANT OF OPTION

2.1         The Company hereby grants to the Subscriber the right, upon the terms and subject to the conditions of this Agreement exercisable to the extent that the Option has vested in accordance with, and on the dates specified in, schedule 1, to purchase the Option

Shares for the Exercise Price.  For the avoidance of doubt, this clause 2.1 is subject to the provisions of clause 3 and schedule 4.

2.2                            The Option is granted on the Grant Date.

2.3                            The Option may be exercised in whole or in part but (from and following a Listing) the Option may not be exercised at any time when such exercise is prohibited by any Dealing Code. Further, from and following a Listing, the Option may not be exercised at a time when the Subscriber is, or is presumed to be,  a “person acting in concert” for the purposes of the Irish Takeover Rules and the issuance of Shares pursuant to such exercise (after taking into account the provisions of Schedule 4) may, in the reasonable opinion of the Board, result in the Subscriber and/or any person acting, or presumed to be acting, in concert with the Subscriber becoming obliged under the Irish Takeover Rules to make an offer for the Company (“a Concert-Party Offer”), unless the Company is in receipt of a confirmation, direction or ruling from the Irish Takeover Panel that satisfies the Board that the exercise of the Option would not result in an obligation to make a Concert-Party Offer, provided that if the Option would lapse under any provision of this Agreement upon the expiration of any period in which the Subscriber would have been entitled to exercise the Option (a “Normal Exercise Period”) but is prevented from so doing by reason of this provision then, notwithstanding any other provision of this Agreement, the Option shall continue in effect for such additional period after the Normal Exercise Period as the Board determines appropriate in order to allow the Subscriber a reasonable period during which to exercise the Option in circumstances in which the Board is satisfied would not result in an obligation to make a Concert-Party Offer.   Alternatively, the Board may determine that the Option shall be cancelled on the date on which the Normal Exercise Period expires, in consideration for the right of the Subscriber to receive from the Company a cash payment in the amount equal to the Market Value of the number of Shares that would have been issuable upon exercise of the Option on such date (after taking into account the provisions of Schedule 4) over the Exercise Price.

2.4                            The Option is personal to the Subscriber.  It may not be transferred, assigned or charged or otherwise alienated and any purported transfer, assignment, charge or other alienation shall cause the Option to lapse forthwith.

2.5                            The Option shall lapse automatically (in so far as it has not been exercised) on the earliest of:-

2.5.1       the tenth anniversary of the Grant Date;

2.5.2       the date on which it lapses under clause 2.4;

2.5.3       unless the Company otherwise decides (it being able to impose such conditions as it sees fit in the event that it exercises its discretion in this regard), 40 calendar days after the Option has become exercisable in accordance with clause 5 (but excluding clause 5.2) save that where the Subscriber is employed by a member of the Group on the date of a Sale and such Sale would otherwise cause the Option to lapse under this clause 2.5.3 the Option shall lapse only in respect of such of the Option Shares as have vested as at the relevant lapse date, the balance of the Option lapsing under this clause 2.5.3 18 calendar months after the date of the Sale;

2.5.4       the Subscriber being adjudicated bankrupt by a court of law;

2.5.5       forthwith upon the Subscriber ceasing to be an Eligible Person other than in circumstances where the Subscriber is a Good Leaver;

2.5.6       the date falling 90 calendar days after the Subscriber ceases to be an Eligible Person in circumstances where the Subscriber is a Good Leaver (or such longer period as may be specified in Part B of Schedule 1 or as the Board, having obtained the consent of the Investor Director, may determine in its absolute discretion);

2.5.7       the date on which the Option has lapsed in its entirety under clause 3 and/or schedule 4;

2.5.8       unless the Board determines otherwise, on completion of any Exchange if the Subscriber has not entered into an agreement for the grant of a New Option in accordance with clause 7.

3                                        MANNER OF EXERCISE OF OPTIONS

3.1                            To the extent that the Option has become exercisable pursuant to this Agreement, the Option may be exercised (in whole or in part) by the Subscriber, or as the case may be his personal representatives, giving prior notice in writing to the Company specifying the number of Shares in respect of which the Subscriber wishes to exercise the Option accompanied by:

3.1.1      the payment of the total Exercise Price due in respect of the number of Shares specified in the exercise notice, save to the extent that the Subscriber has made other arrangements for the payment of the total Exercise Price (such as, after Listing, the Subscriber selling sufficient number of the Shares as generates proceeds to pay the Exercise Price and using those proceeds to satisfy the same) which are satisfactory to the Company or the Company permits the cashless exercise of the Option pursuant to clause 3.6; and

3.1.2      if required by the Company, the amount due under clause 4.1 in respect of any Tax Liability.

The Subscriber acknowledges that, despite the number of Shares specified in the written notice, the Option may actually be exercised over a lower number of Shares by virtue of the operation of clause 3.3 and schedule 4 below.

3.2                         Where the Option has been properly exercised, the Shares in respect of which the Option has been exercised (after taking account of the provisions of schedule 4) shall be issued and allotted or transferred pursuant to a notice of exercise within 30 calendar days of the Date of Exercise.  Where any Dealing Code prohibits the issue or transfer of the relevant Shares during such 30 day period, such 30 day period shall be extended by the number of days (plus three further days) during which the prohibition applies.

3.3                         Where the Subscriber has acquired Linked Shares, if the Option (or any part thereof) is properly exercised but not all of the Linked Shares have been Released, schedule 4 shall apply to determine:

3.3.1      the number of Linked Shares (if any) that shall be Released;

3.3.2      the actual number of Option Shares in respect of which the Option shall be treated as exercised at that time and which are therefore to be issued and allotted or transferred to the Subscriber; and

3.3.3      the extent to which the Option shall be deemed to have lapsed in respect of a specified number of Option Shares.

3.4                            Any calculation (including but not limited to the determination of the Option Gain and the Remaining Linked Shares Value) to be carried out under clause 3.3 and schedule 4 shall be performed by the Board (whose determination shall be final and binding).  The Board shall notify the Subscriber of the number of the Remaining Linked Shares which shall be treated as Released, the number of Option Shares in respect of which the Option shall be treated as exercised and the number of Option Shares in respect of which the Option shall be treated as lapsing.  Examples of the intended operation of clause 3.3 and schedule 4 are contained at Appendix 1 for illustration purposes.

3.5                            If and to the extent that the Subscriber:

3.5.1      serves a valid exercise notice specifying a number of Option Shares to which the exercise relates; and

3.5.2      makes a payment of an Exercise Price calculated by reference to such number; but

3.5.3      the Option is treated as having been exercised in respect of a reduced number of Option Shares (pursuant to clause 3.3 and schedule 4),

then the Company shall arrange for the return or repayment to the Subscriber of the relevant part of the Exercise Price.

3.6                            Notwithstanding any other provision of this Agreement, if a Subscriber serves a valid exercise notice and, as a result, the Company is obliged to issue or transfer a number of Shares to the Subscriber in exchange for the payment of a corresponding Exercise Price then the Company shall, at its sole discretion, be entitled to satisfy that obligation by issuing, transferring or procuring the transfer to the Subscriber (at no cost to the Subscriber or at a cost which reflects only the nominal value of the relevant Shares) such reduced number of Shares as will (in the opinion of the Board) deliver equivalent value to the Subscriber.

3.7                            The Subscriber hereby agrees that if the Option is exercised prior to a Listing the Subscriber shall, as a condition of such exercise, enter into a subscription agreement in respect of the Option Shares and deed of adherence to a shareholders agreement in the form approved by the Board.

3.8                            In the event that:

3.8.1      the Board becomes aware that either (i) a General Offer has been (or is to be) made to the shareholders of the Company for the purposes of Article 14.1.1.1 or (ii) an Approved Offer (as defined in the Articles) has been (or is to be) made to the shareholders of the Company), and the Subscriber will not otherwise receive notice of that General Offer or Approved Offer (as the case may be); and

3.8.2      any of the Option Shares have vested under Schedule 1,

the Board shall (where it considers it reasonable to do so) give notice to the Subscriber that such a General Offer or Approved Offer has been (or is to be) made.

4                                        TAXATION MATTERS

4.1                            In the event that a Tax Liability becomes due on the exercise of the Option, the Option may not be exercised unless:-

4.1.1      the Company or other member of the Group is able to deduct or, where possible, withhold, an amount equal to the whole of the Tax Liability from the Subscriber’s net pay for the next pay period; or

4.1.2      the Subscriber has paid to the Company or other member of the Group an amount equal to the Tax Liability; or

4.1.3      the sum of the amount that the Subscriber has paid to the Company or other member of the Group in respect of the Company’s  or other member of the Group’s obligation to satisfy the Tax Liability and the total amount that the Company or other member of the Group is able to deduct from the Subscriber’s net pay for the next pay period is equal to or more than the Tax Liability; or

4.1.4      the Subscriber enters into such other arrangements for the satisfaction of the Tax Liability as are acceptable to the Company.

4.2                            The Subscriber agrees that if requested to do so by the Board he shall immediately upon exercise of the Option enter into an irrevocable joint election with his employing company (or the company of which he is a director) pursuant to section 431 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom, including section 83(b) of the Code) in a form specified by the Board that for the relevant tax purposes the market value of the Shares acquired is to be calculated as if the Shares were not restricted securities (as defined in section 423 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom) and sections 425 to 430 of ITEPA (or any similar provision of law applicable in a jurisdiction other than the United Kingdom) are not to apply to such Shares.

4.3                            The Subscriber hereby covenants to pay to the Company (or such other member of the Group as the Company directs) an amount equal to any Tax Liability.  Without prejudice to the right of any person to enforce the covenants to pay in any other way:

4.3.1      the Subscriber hereby authorises (for all purposes, including Part II of the Employment Rights Act 1996 if and where applicable to the Subscriber) the person entitled to receive payment under this clause 4.3 (or the company which employs him, or of which he is a director, if different) to deduct (to the extent permitted by law) sufficient funds which, in the reasonable opinion of the person, would be equal to the amount due from the Subscriber from any payment made to or in respect of the Subscriber by the relevant company or the relevant person on or after the date of the event which gives rise to the Tax Liability; and

4.3.2      the Subscriber hereby agrees (to the extent permitted by law) to pay to the relevant person (or relevant company) an amount sufficient to satisfy all Tax Liability (in respect of which the Subscriber is liable under this clause 4.3) to the extent that such liabilities are not recovered from the Subscriber pursuant to clause 4.3.1 or otherwise to enter into such arrangements as the Company may consider appropriate to recover from the Subscriber the amount of any Tax Liability for which the Subscriber is so liable.

5                                        TAKEOVERS, LISTINGS, ASSET SALES AND LIQUIDATIONS

5.1                            Sale or Asset Sale

5.1.1      In the event that a Sale or an Asset Sale takes place, the Option may be exercised within 40 calendar days of such Sale or Asset Sale (as applicable) occurring (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to schedule 1).

5.1.2      In the event that the Board becomes aware that an offer has been made which, if completed, would lead to the Option becoming exercisable under clause 5.1.1 above, it may at its absolute discretion resolve that the Option becomes exercisable under clause 5.1.1 (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to schedule 1) within such period as is determined by the Board and notified to the Subscriber (prior to any Sale or Asset Sale as mentioned in clause 5.1.1) and, in the event that the Option is not exercised during this period, it shall lapse to the extent provided by clause 2.5.3 but as if the reference to “40 calendar days after the Option has become exercisable in accordance with clause 5 (but excluding clause 5.2)” in that clause reads “on the expiry of the period determined by the Board under clause 5.1.2”.

5.2                            Listing

5.2.1      An Option may be exercised on or following a Listing in accordance with clause 5.2.2 (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to schedule 1).

5.2.2      As soon as the Board has become aware that firm negotiations have been entered into or firm proposals have been made for the Listing, the Board may notify the Subscriber that such negotiations or proposals have been entered into or made.  Within one week of such notification, the Subscriber may exercise the Option (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to schedule 1).  The Board may specify in the notification that the exercise of the Option under this clause 5.2.2 shall be conditional upon completion of the Listing (and for the purposes of this clause 5.2, “completion” in relation to a Listing shall be the admission or granting of permission referred to in the definition of “Listing”) and in such a case, in the event that the Listing does not proceed, the notice of exercise shall be deemed never to have been served.

5.3                            Exchange of Options

5.3.1      In the event that a Sale takes place, the Subscriber may at any time within six months of the Sale by agreement with the Acquiring Company release his rights under the Option (in this clause referred to as “the old rights”) in consideration for the grant to him of rights (in this clause referred to as “the new rights”) which are equivalent to the old rights but relate to shares in a different company.

5.3.2      The new rights referred to in clause 5.3.1 above shall not be regarded for the purposes of this clause 5 as equivalent to the old rights unless:

5.3.2.1              the new rights are granted to the Subscriber by reason of his employment or office (as director) with the Acquiring Company or any of its 51% subsidiaries;

5.3.2.2              the total Market Value of the Shares which are the subject of the Option immediately before the release of the Subscriber’s old rights is substantially equivalent to the total Market Value of the shares (which are the subject of the new rights) immediately after the grant of the new rights to the Subscriber; and

5.3.2.3              the total amount payable by the Subscriber for the acquisition of shares in pursuance of the new rights is substantially equivalent to the total amount that would be payable for the acquisition of Shares which are the subject of the Option in pursuance of the old rights.

5.3.3                          Where any new rights are granted pursuant to this clause 5.3 this Agreement shall in relation to the new rights be construed as if references to the Company and to the Shares were references to the Acquiring Company or as the case may be to the company in whose shares the new rights relate and to the shares of the Acquiring Company or of the other company in whose shares the new rights relate.

5.4                            Liquidation

If the Company passes an extraordinary resolution for dissolution and consequential voluntary winding up of the Company, the Option may be exercised until the commencement of such winding up (but, unless the Board in its absolute discretion determines otherwise, only to the extent the Option has vested pursuant to schedule 1) at the expiry of which period it shall lapse.

6                                        VARIATION OF SHARE CAPITAL

6.1                            In the event of any capitalisation or rights issue or any consolidation, sub-division or reduction or other variation of the share capital by the Company, or if any of the shares in the Company are to be converted to shares of another class pursuant to the provisions of the Articles (including, but not limited to, a conversion of ordinary “D1” shares into “A” ordinary shares and/or Deferred Shares immediately prior to a Listing), the limit on the number of Shares available under the Option, the number, class and nominal amount of Shares subject to the Option (the definition of “Shares” being adjusted accordingly), the Exercise Price for each of those Shares and the number of Option Shares referred to in paragraph 1 of each of Part A and Part B of Schedule 1 may, at the discretion of the Company, be adjusted in such manner as the Board considers reasonable PROVIDED THAT:-

6.1.1                          the aggregate amount payable on the exercise of an Option in full is not increased (subject to clause 6.1.2); and

6.1.2                          the Exercise Price for a Share is not reduced below its nominal value.

7                                        EXCHANGE OF OPTION FOR NEW OPTION

7.1                            If the Company is or is to be the subject of a transaction whereby all or substantially all of the issued share capital of the Company is or is to be exchanged for issued share capital in another company or body corporate, wherever incorporated, (the “New Company”) with the result that (in the reasonable opinion of the Board) the beneficial ownership of the issued share capital in the New Company is (or is to be) substantially the same as the beneficial ownership of the issued share capital in the Company immediately prior to such transaction (the “Exchange”), the Subscriber shall (if so requested by the Company) release his rights (including his right to acquire Shares) under this Agreement (the “Old Option”) in consideration for the grant to him of equivalent rights granted by the New Company (including a right to acquire shares in the New Company) (the “New Option”).  The determination of such equivalence shall be made in the sole discretion of the Board whose decision shall be final and binding.

7.2                            The New Option shall be on terms and conditions that are (in the opinion of the Board) equivalent to the terms and conditions of this Agreement save that where a provision in this Agreement refers to the Company the corresponding provision in the agreement governing the New Option (the “New Option Agreement”) shall (unless the Board considers the context requires otherwise) instead refer to the New Company, provided that:

7.2.1                                  the number (and class) of shares in the New Company subject to the New Option may be different to the number (and class) of Shares subject to the Old Option, provided that (in the opinion of the Board) there shall be no material enlargement or dilution of the Subscriber’s interest; and

7.2.2                                  the exercise price payable per share of the New Company under the New Option may be different to the Exercise Price per Share under the Old Option, provided that (i) the exercise price per share of the New Company under the New Option shall be at least the nominal value of such share and (ii) the aggregate exercise price for all of the shares of the New Company subject to the New Option immediately after the Exchange shall be substantially equivalent to the aggregate Exercise Price of all of the Shares subject to the Old Option immediately prior to the Exchange.

7.3                            Where a New Option is to be granted, the New Option Agreement shall contain provisions which (in the opinion of the Board) are equivalent to those contained herein (including for the avoidance of doubt those contained in schedule 2) relating to Linked Shares, but instead relating to shares (“New Shares”) for which any Linked Shares have been exchanged and (without limitation) the terms of the relevant agreement may:

7.3.1      reflect the fact that the New Shares relate to another corporation or company, including a foreign corporation or company, as the case may be, (rather than the Company); and

7.3.2      take account of any other matters (such as, without limitation, variations between the Articles and the constitutional documents governing the  corporation or company in which the New Shares are issued and in the case of the corporation or company being incorporated in another jurisdiction, differences between the laws of Malta and the laws applicable to such company or corporations) that the Board considers necessary or desirable to give effect to the commercial intention of the arrangement envisaged by this Agreement.

8                                        ADDITIONAL PROVISIONS

The provisions of schedule 2 apply and relate (amongst other things) to the terms of the Subscriber’s holding of any Linked Shares, certain restrictions relating to the same and matters relating to the conversion of shares.

9                                        POWER OF ATTORNEY

9.1                            The Subscriber:

9.1.1      hereby irrevocably appoints the Company as his attorney (“Attorney”) for all purposes referred to in this Agreement or any New Option Agreement and irrevocably authorises the Attorney (on the Subscriber’s behalf) to execute any and all document(s) and to do any and all acts and things as the Attorney in its absolute discretion considers necessary or desirable in order to give full effect to the terms of this Agreement, the New Option Agreement, the terms of the Articles (or the articles of association of the New Company) or the release of the Old Option and grant of the New Option in connection with the Exchange.  Every attorney that may be appointed by virtue of this clause shall be considered to act singly as the true and lawful attorney of the Subscriber with full power of substitution as specified herein;

9.1.2                          agrees that the Attorney may in his name or otherwise on the Subscriber’s behalf:

9.1.2.1   execute any stock transfer form and any other documents and do all things necessary in order to transfer any Linked Shares or New Shares in accordance with this Agreement or the Articles (or the articles of association of the company in which the New Shares are issued) including, without prejudice to the generality to the foregoing, any transfer pursuant to a Drag Along Notice;

9.1.2.2   accept any Company Transfer Notice or EBT Transfer Notice served in accordance with this Agreement or the New Option Agreement and execute any stock transfer form and any other documents and do all things necessary in order to transfer Unreleased Shares pursuant thereto;

9.1.2.3   accept any Company Conversion Information Notice (or other document) served in accordance with this Agreement or the New Option Agreement;

9.1.2.4     serve a Conversion Notice (or other document) in accordance with this Agreement or the New Option Agreement;

9.1.2.5     receive and comply with a Drag Along Notice;

9.1.2.6     make any tax filing or claim for relief or exemption that the Attorney considers necessary or desirable in connection with any transfer referred to at 9.1.2.1 above;

9.1.2.7     execute any New Option Agreement on the Subscriber’s behalf;

9.1.2.8     approve any alteration to this Agreement or the New Option Agreement pursuant to clause 10 (or equivalent provisions of the New Option Agreement);

9.1.2.9     accept and retain any share certificate issued in respect of any Linked Shares or New Shares;

9.1.2.10  sign any written resolution of the shareholders of the Company or New Company (or of the holders of the relevant class of shares in the Company or New Company) that the Board considers to be necessary or desirable for the purposes of or in connection with the IPO (as defined in schedule 2 but as if the reference to “Company” in such definition were to “Company or New Company”) or any pre-IPO restructuring, reconstruction or amalgamation involving the share capital of the Company or New Company (“Resolutions”) including without prejudice to the generality of the foregoing any reorganisation, conversion or reclassification of all or any of the share capital of the Company or New Company and/or the alteration, abrogation or variation of the rights attached to any Linked Shares or New Shares; and/or

9.1.2.11  in lieu of signing a written resolution as aforesaid, to appoint a proxy to attend and vote on his or her behalf on any Resolutions to be proposed at a general meeting of the Company or New Company at the discretion of the Attorney and to approve, in writing or otherwise, any consent to the convening of any such meeting at short notice.

9.2         The Subscriber hereby authorises the Attorney to:

9.2.1           delegate one or more of the powers conferred on the Attorney by this power of attorney (other than the power to delegate or appoint a substitute attorney) to an officer or officers appointed for that purpose by the board of directors of the Attorney, by resolution or otherwise, and vary or revoke such delegation at any time; and

9.2.2           appoint one or more persons to act as substitute attorney for the Subscriber and to exercise one or more of the powers conferred on the Attorney by this power of attorney and revoke any such appointment, provided that neither of the above appointments shall constitute the appointment of a new attorney (for the same business of the mandate created by virtue of clause 9.1 or otherwise) or the revocation of the said mandate given to the Attorney.

9.3         The Subscriber undertakes:

9.3.1           to promptly notify the Attorney of, and deliver to the Attorney, anything received by the Subscriber in its capacity as the registered holder of any Linked Shares or New Shares;

9.3.2           to ratify and confirm whatever any Attorney does or purports to do in good faith in exercising the powers conferred by this power of attorney and hereby ratifies and confirms and agrees to ratify and confirm any act whatsoever the Attorney shall lawfully do or cause to be done and all documents executed by the Attorney in the exercise or proposed exercise of all or any of his powers; and

9.3.3           to indemnify and hold each Attorney harmless against all claims, losses, costs, expenses, damages or liability incurred by it as a result of acting in good faith (but not acting negligently or fraudulently) pursuant to this power of attorney (including any costs incurred in enforcing this indemnity).

9.4         The Subscriber declares that a person who deals with the Attorney in good faith may accept a written statement signed by the Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.  The Attorney is expressly authorized to act under this Power of Attorney.

9.5         The Subscriber agrees that the Attorney shall not accept any responsibility and shall not be under any liability for any act or omission of the Attorney or any of its representatives (save in the case of the Attorney’s own fraud, negligence or wilful misconduct).

9.6         The Subscriber agrees that the power of attorney and other authorities on the terms conferred by or referred to in this Agreement (including but not limited to the authority granted in terms of paragraph 1.2.5 of schedule 2) are given by way of security for the performance of the obligations of the Subscriber and are irrevocable, to the extent permitted by applicable law, in accordance with section 4 of the Powers of Attorney Act 1971 and, in terms of Maltese law in so far as it may be applicable, article 1887 of the Civil Code (Cap. 16 of the Laws of Malta).  Such power of attorney shall be irrevocable except with written consent of the Attorney.

9.7         The Board shall notify the Subscriber as soon as reasonably practicable following the Exchange of the release of the Old Option and the grant of the New Option or of any pre-IPO restructuring, reconstruction or amalgamation involving the share capital of the Company or New Company.  Notwithstanding such release the power of attorney granted under this clause 9 shall remain valid, binding and in existence.

9.8         The power of attorney granted under this clause 9 is without prejudice (and in addition) to any power of attorney contained in the Articles (or the articles of association of the New Company).

10           VARIATION AND RELATED MATTERS

10.1       The terms of this Agreement shall in all respects be administered by the Board, and in the event of any dispute or disagreement as to the interpretation of this Agreement, or as to any question or right arising from or related to this Agreement, the decision of the Board shall be final and binding upon all persons. It is expressly agreed and understood by and between the parties to this Agreement that: from time to time during the term hereof there may be information relating to the Company and/or the Group which is considered by the Board to be of a commercially sensitive nature and/or which it would not be in the best interests of the Company to disclose to all shareholders of the Company, and accordingly disclosure of such information to the Subscriber should be withheld; the determination as to what information shall fall within this category is considered to constitute a question related to this Agreement on which the decision of the Board shall be final and binding upon all persons as aforesaid; and that for all intents and purposes the Subscriber hereby grants his unconditional waiver to the right to receive such information as the board of directors may determine from time to time, including during or for the purposes of a general meeting of the shareholders of the Company.

10.2       Subject to clause 10.4 and 7.3, the board of directors for the time being of the Company may at any time and from time to time make any alteration to this Agreement which it thinks fit provided that:

10.2.1      any alteration to this Agreement which is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change in them, or any requirements of any tax authority or to obtain or maintain favourable taxation, exchange and/or regulatory treatment for the Company, any Group member or the Subscriber, may be made without the consent of the Subscriber; and

10.2.2      (subject to clause 10.2.1) no alteration which would materially and unfairly increase the liability of the Subscriber or materially and unfairly decrease the value of his subsisting rights under this Agreement shall be made without the Subscriber’s prior written consent.

10.3       Subject to clause 10.2, clause 10.4 and clause 7.3, no variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

10.4       In the event that any Linked Shares or New Shares are to be converted pursuant to the provisions of Article 7.6 of the Articles (or the equivalent provisions in relation to New Shares) in connection with a Listing, then the Board may (by simple board resolution) make any alteration to this Agreement or the New Option Agreement, as the case may be, which it thinks fit so that the provisions of this Agreement or the New Option Agreement, as the case may be, apply (from and after the relevant conversion) to the shares into which such Linked Shares or New Shares have converted including but not limited to, providing that any Linked Shares or New Shares that would have been the subject of a Company Conversion Information Notice under this Agreement in connection with a Sale shall instead be subject to compulsory transfer to an Employee Benefit Trust or other party nominated by the Company or to the acquiring entity in such Sale for no (or nominal) consideration.

11           MISCELLANEOUS

11.1       This Agreement shall be binding upon each party’s successors and assigns and personal representatives (as the case may be) but except as expressly provided herein none of the rights of the parties under this Agreement may be assigned or transferred.

11.2       Notwithstanding any other provision of this Agreement:

11.2.1   this Agreement shall not form part of any contract of employment or office between the Company or any other member of the Group and the Subscriber and the rights and obligations of the Subscriber under the terms of his office or employment with the Company or any other member of the Group shall not be affected by this Agreement and this Agreement shall afford the

Subscriber no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever; and

11.2.2   this Agreement shall not confer on the Subscriber any legal or equitable rights (other than those constituting the Option) against the Company or any other member of the Group directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any other member of the Group; and

11.2.3   the Subscriber shall not be entitled to any compensation or damages for any loss or potential loss which (s)he may suffer by reason of being unable to exercise the Option (or have any Linked Shares Released) in consequence of the loss or termination of his office or employment with the Company or any other member of the Group for any reason whatsoever.

11.3       Any notice or other communication under or in connection with this Agreement may be given:

11.3.1   by personal delivery or by sending the same by post, to the Subscriber at his last known address, or to the address of the place of business at which he performs the whole or substantially the whole of his duties of his office or employment, and to the Company at its registered office and where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or

11.3.2   to the Subscriber by electronic communication to his usual business address or to such other address for the time being notified for that purpose to the person giving the notice.

11.4       This Agreement constitutes the whole agreement between the parties hereto.  The Subscriber agrees that in entering into this Agreement he does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding other than as set out in this Agreement.  The only remedy available to the Subscriber in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.  Nothing in this sub-clause shall operate to exclude liability for fraud.

11.5       The Subscriber shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option.  Neither the Company nor any other member of the

Group shall be responsible for any failure by the Subscriber to obtain any such consent or for any tax or other liability to which the Subscriber may become subject as a result of his exercise of the Option.

11.6       After exercise of the Option and acquisition of the Option Shares, the Subscriber shall become bound by the provisions of the Articles (a copy of which is appended to and forms part of this Agreement) and in particular in relation to the provisions relating to the transfer of shares which are contained in the Articles.

11.7    The Subscriber consents that the Company shall collect and process his/her personal data for the purposes set out in this Agreement and in terms of the Data Protection Act (Cap. 440 of the Laws of Malta) or similar laws in other applicable jurisdictions. The Subscriber further consents to the processing and release of the information contained herein by the Company (including, but without prejudice to the generality of the foregoing, such person’s name, address, age and salary details) to any other members of the Group or any third parties in connection with the administration of this Agreement or for the purpose of complying with any legal obligations. To the extent required by law, the Subscriber has the right to access data which the Company holds about him, and, where applicable, the right to ask for a rectification or erasure of such data.

11.8       This deed may be executed in any number of counterparts each of which shall constitute an original but all of which shall constitute one and the same instrument.

11.9       A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, save that any person which is obliged to account for any Tax Liability shall be entitled to enforce clause 3 and that any holding company of the Company (from time to time) may enforce any of the provisions of this Agreement (“holding company” having the meaning given in section 1159 Companies Act 2006 for this purpose (but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company)).  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.  The Company may assign any of its rights under this Agreement.

11.10    This Agreement (including the power of attorney granted hereunder) shall be interpreted and construed in accordance with the laws of England and Wales.  The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly, any suit, action or proceedings arising out of or in connection with this Agreement shall be brought in such courts.

IN WITNESS whereof the parties have executed this Agreement as a Deed on the date set out above.

EXECUTED AS A DEED by		)
MIDASPLAYER INTERNATIONAL		)
HOLDING COMPANY P.L.C.		)
acting by a director in the presence		)
of a witness:-)
.../s/ Marius McKeon...............................................
Director

Witness’ Signature:	.../s/ M Schembri............................................

Witness’ Name:	...Michael Schembri……………....…….………

Witness’ Address:	[ ]

Witness’ Occupation:	Assistant Accountant

EXECUTED AS A DEED by		)
RICCARDO ZACCONI		)	..../s/ ..RZ...................................................................
in the presence of:-)

Witness’ Signature:	.../s/ Rob Miller..............................................

Witness’ Name:	......Robert Miller............................................

Witness’ Address:	[ ]

Witness’ Occupation:	Solicitor

Schedule 1

Part A

Time-based Vesting

For the purposes of this Agreement:

1.            this Part A of Schedule 1 shall apply to 600,000 of the Option Shares (the ‘Type A Option Shares’);

2.            one twelfth of the Type A Option Shares shall vest 3 months after the Effective Date;

3.            a further one twelfth of the Type A Option Shares shall vest 6 months after the Effective Date with an additional one twelfth vesting after each 3 month period thereafter (with the intent that 100% of the Type A Option Shares will have vested 36 months after the Effective Date), and the Option shall be exercisable in relation to the Type A Option Shares at any time after the date it has first vested (to the extent vested in respect of the Type A Option Shares).

Notwithstanding any of the above:

(a)          no Type A Option Shares shall vest after the date on which the Subscriber ceases to be employed by (or a director of) the Company or any member of the Group (“Cessation Date”) unless the Board (having obtained the consent of the Investor Director) determines otherwise save that:

(i)           in the event that the relevant member of the Group that is the Subscriber’s employer terminates his employment (otherwise than in circumstances where it is entitled to do so summarily under the terms of the Service Agreement) and the Subscriber’s employer makes a payment in lieu of any part of the contractual notice period, any Type A Option Shares that would have vested under paragraphs 2 and 3 above during the period that would otherwise have been the notice period shall be treated as having vested on the Cessation Date; and

(ii)          in the event of a Change of Control Termination, 100% of any of the Type A Option Shares that would have vested under paragraphs 2 and 3 above during the period of three calendar years commencing on the date of the Change of Control Termination shall be treated as vested on the Cessation Date; and

(b)          no Type A Option Shares shall vest after the date of a Sale (save to the extent the Board, having obtained the consent of the Investor Director, determines otherwise and save to the extent they vest under paragraph (a)(ii) above);

and, if any of the Type A Option Shares are no longer capable of vesting, the Option shall lapse immediately with respect to those Type A Option Shares that shall not vest.

Part B

Performance vesting

For the purposes of this Agreement:

1.                                    this Part B of Schedule 1 shall apply to 600,000 of the Option Shares (the ‘Type B Option Shares’) being those Option Shares to which Part A does not apply;

2.                                    in the event that:

(a)                               at any point during the First Minimum Service Period the average of the Closing Prices over any period of six consecutive calendar months meets or exceeds the Target Price; or

(b)                              at any point after the First Minimum Service Period ends but prior to the expiry of the First Performance Period the average of the Closing Prices over any period of three consecutive calendar months meets or exceeds the Target Price; or

(c)                               at any point from the start of the First Minimum Service Period until the expiry of the First Performance Period a Sale occurs and the price being paid by the Acquiring Company for each share in the Company as part of that Sale meets or exceeds the Target Price in the opinion of the Board, acting reasonably;

then 33% of the Type B Option Shares (rounded down to the nearest whole number) shall vest (in the case of paragraph 2(a), on the earliest of: (i) the last day of the First Minimum Service Period; (ii) the Subscriber becoming a Good Leaver (provided that the condition in paragraph 2(a) had been met by that date); and (iii) immediately prior to a Sale; in the case of paragraph 2(b), immediately the condition in that paragraph is satisfied; and in the case of paragraph 2(c), immediately prior to the Sale);

3.                                    in the event that:

(a)                               at any point during the Second Minimum Service Period the average of the Closing Prices over any period of six consecutive calendar months meets or exceeds the Target Price; or

(b)                              at any point after the Second Minimum Service Period ends but prior to the expiry of the Second Performance Period the average of the Closing Prices over any period of three consecutive calendar months meets or exceeds the Target Price; or

(c)                               at any point from the start of the Second Minimum Service Period until the expiry of the Second Performance Period a Sale occurs and the price being paid by the Acquiring Company for each share in the Company as part of that Sale meets or exceeds the Target Price in the opinion of the Board, acting reasonably;

then a further 33% of the Type B Option Shares (rounded down to the nearest whole number) shall vest (in the case of paragraph 3(a), on the earliest of: (i) the last day of the Second Minimum Service Period; (ii) the Subscriber becoming a Good Leaver (provided that the condition in paragraph 3(a) had been met by that date); and (iii) immediately prior to a Sale; in the case of paragraph 3(b), immediately the condition in that paragraph is satisfied; and in the case of paragraph 3(c), immediately prior to the Sale);

4.                                    in the event that:

(a)                               at any point during the Third Minimum Service Period the average of the Closing Prices over any period of six consecutive calendar months meets or exceeds the Target Price; or

(b)                              at any point after the Third Minimum Service Period ends but prior to the expiry of the Third Performance Period the average of the Closing Prices over any period of three consecutive calendar months meets or exceeds the Target Price; or

(c)                               at any point from the start of the Third Minimum Service Period until the expiry of the Third Performance Period a Sale occurs and the price being paid by the Acquiring Company for each share in the Company as part of that Sale meets or exceeds the Target Price in the opinion of the Board, acting reasonably;

then a further 34% of the Type B Option Shares (rounded down to the nearest whole number) shall vest (in the case of paragraph 4(a), on the earliest of: (i) the last day of the Third Minimum Service Period; (ii) the Subscriber becoming a Good Leaver (provided that the condition in paragraph 4(a) had been met by that date); and (iii) immediately prior to a Sale; in the case of paragraph 4(b), immediately the condition in that paragraph is satisfied; and in the case of paragraph 4(c), immediately prior to the Sale);

and the Option shall be exercisable in relation to the Type B Option Shares at any time after the date it has first vested (to the extent vested in respect of the Type B Option Shares).

Notwithstanding any of the above:

(a)                               no Type B Option Shares shall vest after the date on which the Subscriber ceases to be employed by (or a director of) the Company or any member of the Group unless the Board (having obtained the consent of the Investor Director) determines otherwise save that:

(i)                                  in the event that the relevant member of the Group that is the Subscriber’s employer terminates his employment (otherwise than in circumstances where it is entitled to do so summarily under the terms of the Service Agreement) and the Subscriber’s employer makes a payment in lieu of any part of the contractual notice period then, for the purposes of clause 2.5.6, the Option shall not lapse under that clause 2.5.6 in respect of the Type B Option Shares until the date falling three calendar months after the expiry of the contractual notice period and Type B Option Shares shall continue to be capable of vesting in accordance with the provisions of this Part B during the period that would otherwise have been the notice period and shall cease to be capable of vesting on the last day of the period that would otherwise have been the notice period; and

(ii)                              in the event of a Change of Control Termination that occurs prior to a Sale, 100% of any of the Type B Option Shares that become vested under paragraphs 2(c), 3(c) and 4(c) of this Part B in relation to that Sale shall be treated as vested immediately prior to the Sale;

(b)                              no Type B Option Shares shall vest after the date of a Sale (save to the extent the Board, having obtained the consent of the Investor Director, determines otherwise);

(c)                               no Type B Option Shares shall vest (including under paragraph (a) above) prior to the occurrence of a Listing;

and, if any of the Type B Option Shares are no long capable of vesting, the Option shall lapse immediately with respect to those Type B Option Shares that shall not vest.

For the purposes of this Agreement:

“Closing Price” means the closing price for a Share as derived from the relevant Official List;

“First Minimum Service Period”, “Second Minimum Service Period” and “Third Minimum Service Period” means such periods as commence on the date of completion of a Listing and end on the third, fourth and fifth anniversary of such date respectively;

“First Performance Period”, “Second Performance Period” and “Third Performance Period” means such periods as commence on the date of completion of a Listing and end on the fifth, sixth and seventh anniversary of such date respectively;

“Target Price” means:

(a)                               in the case of paragraph 1, $65 reduced by the amount of any dividends paid on a Share during the First Performance Period;

(b)                              in the case of paragraph 2, $80 reduced by the amount of any dividends paid on a Share during the Second Performance Period;

(c)                               in the case of paragraph 3, $95 reduced by the amount of any dividends paid on a Share during the Third Performance Period;

in each case as calculated at the sole discretion of the Board (who may make such amendments to the definition of Target Price as they deem necessary, acting reasonably, in the event of any consolidation, sub-division, bonus issue, reduction of capital, share buy-back or other reorganisation of shares in the Company).

Schedule 2

Linked Shares

Schedule 3

Company Conversion Information Notice

Conversion Notice

Schedule 4

1                                                  CALCULATION TO BE PERFORMED ON EXERCISE

Appendix1: Examples of operation of clause 3.3 and schedule 4

Appendix 2: Section 431 election

Appendix 3: Articles of Association of the Company